Exhibit 4.63

First Amendment Dated July 18, 2012 to the REGISTRATION RIGHTS AGREEMENT Dated June 12, 2012 by and among BOX SHIPS INC. and NEIGE INTERNATIONAL INC.

This First Amendment (the "Amendment") to the Registration Rights Agreement dated June 12, 2012 (the "Agreement"), is entered into by and between Box Ships Inc., a Marshall Islands corporation (the "Company") and Neige International Inc., a Marshall Islands corporation (the "Purchaser").

WHEREAS, The Agreement was made pursuant to that certain Share Purchase Agreement, dated June 12, 2012, between the Company and the Purchaser (the "Purchase Agreement"), pursuant to which the Purchaser purchased from the Company one million three hundred thirty-three thousand three hundred thirty-three (1,333,333) shares of the Company's 9.75% Series B Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share, (the "Series B Shares") and warrants to purchase one million three hundred thirty-three thousand three hundred thirty-three (1,333,333) shares of the Company's common stock, par value $0.01 per share (the "Warrants") (such shares of common stock, par value $0.01 per share (the "Common Shares") issuable upon exercise of the Warrants, the "Warrant Shares") expiring on June 30, 2017.

WHEREAS, Effective July [18], 2012 the Company has redeemed [692,641] of the Series B Shares held by the Purchaser in accordance with the terms of the Series B Shares, and, with the consent of the Purchaser, the Company has exchanged the remaining [640,692] of Series B Shares held by the Purchaser on a one for one basis with 9.75% Series B-1 Cumulative Redeemable Perpetual Preferred Shares (the "Series B-1 Shares").

WHEREAS, The Company and the Purchaser desire that the registration rights relating to the Series B Shares as set forth in the Agreement shall apply on the same terms and conditions to the Series B-1 Shares.

NOW THEREFORE, In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and the Purchaser hereby agree to amend the Agreement as follows:

Amendment of Agreement

(1)           Each reference in the "Shares" in the Agreement shall refer to the Series B-1 Shares; and

(2)           the definition of "Registrable Securities" set forth in Section 1 of the Agreement shall be deleted and replaced in its entirety with the following:

"Registrable Securities" means the Series B-1 Shares issued to the Purchaser in exchange for an equal number of 9.75% Series B Cumulative Redeemable Perpetual Preferred Shares on or around July    , 2012 and the Warrants and the Warrant Securities issued and sold to the Purchaser in the Private Offering; provided, however, that Registrable Securities shall not include any securities that are or become tradeable without restriction as to volume pursuant to Rule 144 or that are sold by a Person to the public either pursuant to a Registration Statement or Rule 144.

Confirmation of Agreement.  Except as expressly set forth herein, the Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms, and each reference in the Agreement to "this Agreement" shall mean the Agreement as amended by this Amendment.

Counterparts; Effectiveness.  This Amendment may be executed in any number of counterparts (including by facsimile) and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.  This Amendment shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Governing Law.  The laws of the State of New York shall govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties, without regard to the principles of conflicts of laws thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, this Registration Rights Agreement has been duly executed by each of the parties hereto as of the date first written above.

BOX SHIPS INC.

By:	/s/Robert Perri
Name: Robert Perri
Title: Chief Financial Officer

NEIGE INTERNATIONAL INC.

By:	/s/ Michael Bodouroglou
Name: Michael Bodouroglou
Title: Director/President/Secretary